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                                                                  EXHIBIT 10.2.3


                                THIRD AMENDMENT
                                      TO
                         AGREEMENT AND PLAN OF MERGER

      This Third Amendment ("Third Amendment") to the Agreement and Plan of
                             ---------------
Merger, dated May 9, 1999, as amended by the First Amendment to Agreement and Plan of Merger, dated July 2, 1999, and by the Second Amendment to Agreement and Plan of Merger, dated August 24, 1999 ("Agreement"), is made and entered into this 28/th/ day of September, 1999, between MADISON RIVER TELEPHONE COMPANY, LLC, a Delaware limited liability company ("Buyer"), and GULF COAST SERVICES, INC., an Alabama corporation ("GCSI"). All capitalized terms not defined herein shall have the meaning as set forth in the Agreement.

     WHEREAS, the parties have entered into the Agreement; and

     WHEREAS, the parties wish to amend the Agreement to further define certain understandings and obligations of the parties.

     NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Buyer and GCSI hereby amend the Agreement as follows:

     The Agreement is amended by adding the following defined terms to Article
     I:

     "Escrow Committee" means a committee consisting of the following members: a representative of Buyer, a representative of the GCSI Stockholders and a third party designated by the members of the Escrow Committee. The third member of the Escrow Committee shall be a qualified person with prior judicial experience or with other relevant experience. Such third member shall not have previously represented the Buyer, GCSI or its subsidiaries, or any shareholder or ESOP participant. The reasonable fees and expenses of such third member shall be paid out of the Escrow pursuant to the terms of a written agreement approved by the other members of the Escrow Committee. Such third member may be removed by agreement of the Buyer and the representative of the GCSI Stockholders, for any or no reason, upon seven
     (7) days' notice. The representative of the majority shareholders, who shall initially be selected by Marjorie Y. Snook, shall be replaced only upon nomination of a replacement by Ms. Snook and confirmed by a majority vote of the GCSI Stockholders voting. The representative of the GCSI Stockholders and the Buyer may receive reimbursement for all expenses associated with their work on the Escrow Committee, as provided herein. Except as otherwise if specified herein, all actions taken by the Escrow Committee must be confirmed in writing by a majority of all members.

     "Final Closing Date Financial Statements" means financial statements of GCSI up
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     to and through the Closing Date, which Buyer will cause to be prepared and delivered to the Parties as soon, as possible after the Closing Date, but not later than January 31, 2000.

     "Escrow Fund" means Twenty-Five Million Dollars ($25,000,000).

     The Agreement is amended by replacing the defined terms "Long Term Debt" and "Merger Consideration" in Article I with the following:

          'Long Term Debt" means long term debt including the current portion but excluding Capital Lease Obligations, as reflected on the books and records of GCSI and its Subsidiaries, determined on a consolidated basis and in accordance with GAA.P, consistently applied, as of the Effective Time; provided Long Term Debt shall include the outstanding principal balances owed pursuant to lines of credit however reflected on said books and records.

          "Merger Consideration" means the sum of (1) $312,558,656 reduced by Adjusted Long Term Debt as of the Closing Date, (ii) the sales price of the Non-Business Real Estate as provided in Section 6.9, and (iii) the sales price of the DigiPH Stock as provided in Article IX.

     The defined term "Transitory Subsidiary" is amended to read as follows:
"Transitory Subsidiary" means Gulf Merger Corporation, an Alabama corporation
 ---------------------
formed by Buyer as provided in Section 2.1 which shall be merged with and into GCSI on and subject to the terms and conditions of this Agreement.

     The Agreement is amended by deleting Section 2.6(b) and inserting the following, thereby causing Section 2.6(b) to read in its entirety as follows:

     (b)  Establishment of Payment Fund. Immediately prior to the Effective
          -----------------------------
     Time, (1) Buyer will cause Transitory Subsidiary to transfer to Paying Agent, pursuant to a paying agent agreement in form and substance reasonably satisfactory to the Parties, immediately available funds in amounts equal to the Merger Consideration, less the portion thereof to be paid by GCSI pursuant to clause (11) of this Section 2.6(b), and (11) GCSI shall transfer to Paying Agent Immediately available funds in an amount equal to the aggregate sales price of the Non-Business Real Estate and the DigiPH Stock (collectively, the "Payment Fund").
                                      ------------

     The Agreement is amended by deleting Section 2.6(d) and inserting the following thereby causing Section 2.6(d) to read in its entirety as follows:

     (d)  Payment of Merger Consideration. (1) Immediately following the
          -------------------------------
     Effective Time, the Paying Agent shall first pay out of the Payment Fund
     (A) $25,000,000 (the "Escrow Fund") to Regions Bank (the "Escrow Agent") to
                           -----------                         ------------
     be held pursuant to the terms of the escrow agreement (the "Escrow
                                                                 ------
     Agreement") of even date herewith and (B) the expenses described in Section
     ---------
     5. 1 (b), if any remain unpaid, and Section 8.3)(b); (11)
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     thereafter, upon surrender to Paying Agent of the certificate(s)
     representing GCSI Shares (other than Dissenting Shares), Paying Agent shall pay to the GCSI Stockholder surrendering such certificate(s) a pro rata share (based on the number of and outstanding GCSI Shares immediately prior to the Effective Time) of an amount equal to (A) the Merger Consideration; less (B) the sum of the Escrow Fund and the expenses paid pursuant to clause (1)(B) above for each GCSI Share represented by the surrendered certificate(s), which amount shall be paid by Paying Agent within one (1) business day of its receipt of the surrendered certificate(s) by bank check or other immediately available funds.

     The Agreement is amended by adding the following Section 6.12:

     6.12 Escrow Amount. The Parties agree that the Escrow Amount shall be held and disbursed by Paying Agent under the following terms and conditions:

     (a) Through a disbursement notice signed only by Buyer, Buyer may draw upon the Escrow Amount to pay expenses not paid under GCSI's directors and officers liability policy, when presented for payment, (including, but riot limited to, attorneys' fees but excluding any allocation of costs of Buyer or GCSI salary or general overhead expenses) incurred by Buyer, GCSI or any of their subsidiaries or affiliates, in connection with investigating, defending, settling or prosecuting any action, suit, proceeding, declaratory judgment action, claim, counterclaim, dispute or litigation (other than claims covered under the workers' compensation laws of the State of Alabama) (individually or collectively, "Proceedings") which:

          (1)  as of this date have a court docket number; or

          (2) (i) arise from claims, counterclaims, crossclaims or circumstances referenced in any Proceedings described in (1) above; and (ii) which are filed on behalf of any current or future claimant in such Proceedings described in (1) above or any similarly situated claimant in any future Proceedings.

     Buyer shall give the Escrow Committee advance notice of at least fifteen
     (15) business days prior to any such payments, along with copies of supporting invoices. The Escrow Committee shall have the right to object to any payment which it decides is not a bona fide payment to a third party, and shall have the right to obtain reimbursement of such payments either from the payee or the party on whose behalf payment was made.

     (b) The Escrow Amount may also be drawn upon to pay any or all of the following amounts, through a disbursement notice signed by a majority of the members of the Escrow Committee:

          (1) any deficiency in the Minimum Cash Amount as determined by the Final Closing Date Financial Statements;
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          (2)  unpaid obligations of GCSI (or amounts required to settle any such matters) set forth in subsections 5. 1 (b)(i), (ii) and
               (iii) of the Merger Agreement, as determined by the Final Closing Date Financial Statements; and

          (3) amounts constituting or satisfying any and all actions, suits, proceedings, claims, liabilities, demands, settlements, assessments, judgments, interest, penalties, costs and expenses, including reasonable attorneys' fees (whether or not incurred in connection with investigating, defending, settling or prosecuting any action, suit, proceeding or claim against Buyer GCSI, the ESOP, or any of their affiliates, officers, directors, trustees or employees or hereunder), incident to any Proceedings referred to in Section 6.12(a) above.

     (c) In its sole discretion, and through a disbursement notice signed only by Buyer, Buyer may, upon confirmation of irrevocable insurance coverage, without reservation, instruct Paying Agent to release an amount equal to the directors and officers insurance coverage in place and available to satisfy any amounts payable under each of the provisions of this Section 6.12.

     (d) The Escrow Amount shall, upon notice to the Paying Agent by Buyer, be drawn upon to satisfy any final non-appealable judgment, plus post-judgment interest, if applicable, against Buyer, GCSI, the ESOP or any of their affiliates, officers, directors, or trustees, or employees in any Proceedings referred to in Section 6.12(a), to the extent not paid by directors and officers liability insurance coverage when presented for payment.

     (e) After (and not before) the earlier of. (1) a final, non-appealable resolution of all Proceedings referred subsection 6.12(a) filed within three (3) years from the date hereof, (ii) a final non-appealable resolution of all claims arising from claims or circumstances described in any Proceedings which as of this date have a court docket number and which is binding, as a matter of law, on all Claimants; or (iii) three (3) years, in the event that no claims referred to in subsection 6.12(a) are pending and no claims described in (e)(ii) above are filed within such three (3) year period; and upon finalization and payment of all matters to be determined under this Section 6.12 above, the Escrow Committee shall cause the Paying Agent to disburse the remainder of the Escrow Amount. Upon receipt of a disbursement notice signed by all members of the Escrow Committee, the Paying Agent shall pay to Buyer any amounts due under this Agreement, and thereafter, to each GCSI Stockholder that has previously surrendered, or subsequently surrenders, such certificate(s) (other than certificates representing Dissenting Shares) a pro rata share (based on the number of issued and outstanding GCSI Shares immediately prior to the Effective Time) of the remaining Escrow Amount for each GCSI Share represented by the surrendered certificate(s), which amount shall be paid by Paying Agent within five (5) business days of receipt of the disbursement notice.

     (f) For amounts referenced in subsections 6.12(b)(1) and (2), such amounts must
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     exceed a threshold of $25,000.00 per item and such amounts may not exceed
     $2,000,000 in the aggregate.

     The Agreement is amended by adding the following Section 6.8(d):

     (d) In connection with any request for, and prior to obtaining, indemnity from the Buyer under this Section 6.8, an individual shall agree, in writing, to reasonably cooperate with Buyer in connection with the subject matter of the requested indemnity. if any individual who obtains indemnity from the Buyer subsequently ceases to reasonably cooperate with Buyer, Buyer shall no longer have any obligation to indemnify such individual.

     The agreements, covenants, references and definitions of the parties referenced or contained in this Third Amendment which are required to support this Third Amendment shall survive the Closing Date.

     The Agreement is amended by replacing Section 10.2 with the following:

     10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that
          (1) the provisions in Article H concerning payment of the Merger Consideration are intended for the benefit of the GCSI Stockholders, and (ii) the provisions in Section 6.8 concerning insurance and indemnification are intended for the benefit of the individuals identified therein and their respective legal representatives.

     The Agreement is amended by deleting in their entireties the concepts of Additional Merger Consideration and Incentive Payment and related language, including, but not limited to, the following:

     A. Deleting the definitions "Additional Merger Consideration" and "Incentive Payment" in Article I of the Merger Agreement;

     B.   Deleting "and the Additional Merger Consideration" from clause (i) of
          Section 2.5(e);

     C. Deleting "and the right to receive Additional Merger Consideration" from Section 2.6(a), Section 2.6(c), Section 2.6(e), clause (iii) of
          Section 6.7, and Section 8.4; and

     D.   Deleting clauses (iv), (v) and (vi) from Section 5.1(b).


                     [THE NEXT PAGE IS THE SIGNATURE PAGE]
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       IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to the Agreement on the date first written.


MADISON RIVER TELEPHONE             GULF COAST SERVICES, INC.
     COMPANY, LLC


By:  J. STEPHEN VANDERWOUDE         By:  MARJORIE Y. SNOOK
     ------------------------            -----------------------
Its: Chairman & CEO                 Its: President and CEO
     ------------------------            -----------------------

Attested by:

   PAUL H. SUNU                      WILLIAM H. KRAMER
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